Exhibit 99.1

ANTARES PHARMA REPORTS THIRD QUARTER 2018 OPERATING AND FINANCIAL RESULTS

The Company Posts Record Quarterly Revenue Of $17.9 Million

EWING, NJ, November 6, 2018 -- Antares Pharma, Inc. (NASDAQ: ATRS) (the Company) today announced operating and financial results for the third quarter ended September 30, 2018.  The Company reported revenue of $17.9 million and a net loss per share of $0.01 for the quarter ended September 30, 2018.

“The third quarter of 2018 was exceptional for the Company with record revenue reported and a significant number of operational achievements highlighted by the approvals of XYOSTED and Teva’s generic EpiPen.  Antares also entered into an agreement with Pfizer to develop a rescue pen utilizing our QuickShot device with an undisclosed drug.  This is an exciting opportunity and enhances our expanding pipeline of proprietary and partnered products,” said Robert F. Apple, President and Chief Executive Officer of Antares.  “We believe each one of these important milestones will help drive positive momentum during the balance of this year and beyond.  We look forward to the 2018 launch of XYOSTED, the only subcutaneous auto injector product approved for testosterone deficiency as well as Teva’s launch of the first and only fully substitutable generic EpiPen.  We believe these new sources of revenue, combined with the revenue stream from the Makena auto injector, which was also FDA approved and launched in 2018, will ultimately increase shareholder value.”

Third Quarter 2018 and Recent Highlights

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Reported third quarter 2018 revenue of $17.9 million and a loss per share of $0.01.  Cash, cash equivalents and investments were $28.2 million at September 30, 2018, as compared to $28.8 million at June 30, 2018 and $31.6 million at December 31, 2017.

•	Total revenue of $17.9 million increased 19% over the same period last year.

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Reported $5.3 million of combined product, royalty and development revenue in the third quarter 2018 in connection with AMAG’s subcutaneous Makena auto injector product.  This represents a 36% sequential increase over Makena revenue reported in the second quarter of 2018.

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Received U.S. Food and Drug Administration (“FDA”) approval of XYOSTED™ (testosterone enanthate) injection, a subcutaneous testosterone enanthate auto injector product for once-weekly, at-home self-administration, indicated for testosterone replacement therapy in adult males.

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Announced Teva received FDA approval for their generic EpiPen® utilizing our VIBEX® auto injector.  This product was deemed therapeutically equivalent by the FDA and therefore fully substitutable at the pharmacy.

•	Entered into a Development Agreement with Pfizer Inc., to design a combination drug device rescue pen utilizing the Antares QuickShot® auto injector device and an undisclosed Pfizer drug.

Third Quarter and Year to Date Financial Results

Total revenue represents revenue generated from product sales, development revenue and royalties.  Total revenue was $17.9 million for the three months ended September 30, 2018, compared to $15.1 million for the comparable period in 2017, a 19% increase.  For the nine months ended September 30, 2018, total revenue was $44.7 million, compared to $40.5 million for the nine months ended September 30, 2017, an 11% increase.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $11.6 million for the three months ended September 30, 2018, compared to $13.3 million for the comparable period in 2017, and were $33.6 million for the nine months ended September 30, 2018 compared to $30.7 million in the same period of 2017.  The decrease in product revenue for the three month period was primarily attributable to lower OTREXUP® and sumatriptan injection sales offset by an increase in sales of Makena® auto injectors to AMAG.  The increase in product sales for the nine month period was primarily driven by sales of Makena® auto injectors to AMAG.

Licensing and development revenue includes license fees received from partners for the right to use our intellectual property and amounts earned in joint development arrangements with partners under which we perform development activities or develop new products on their behalf. Licensing and development revenue was $2.6 million and $1.5 million for the three months ended September 30, 2018 and 2017, respectively, and $5.6 million and $9.0 million for the nine months ended September 30, 2018 and 2017, respectively. The increase in licensing and development revenue for the three months ended September 30, 2018 as compared to the same periods in 2017 was principally a result of a payment received in connection with the approval of Teva’s generic EpiPen®.  The decrease in licensing and development revenue for the nine month period was primarily the result of a reduction in development activities with AMAG for the Makena® auto injector product, which was approved by the FDA in February 2018 and is now a marketed product.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners.  Royalty revenue was $3.7 million for the three months ended September 30, 2018 compared to $0.2 million for the same period in 2017, and totalled $5.5 million for the nine months ended September 30, 2018 compared to $0.8 million for the first nine months of 2017.  The increase in royalty revenue for the three and nine month periods of 2018 was driven by in-market sales of the Makena® auto injector product by our commercial partner AMAG Pharmaceuticals.

Operating expenses were $11.9 million for the third quarter of 2018 compared to $11.5 million in the comparable period of 2017.  Total operating expenses for the nine months ended September 30, 2018 were $34.2 million as compared to $32.5 million for the same period in 2017. The increase in operating expenses for the three and nine month periods of 2018 was primarily due to additional research and development spending associated with potential pipeline products, and an increase in stock compensation expense due to the achievement of long term performance goals.

Net loss was $1.9 million for the third quarter of 2018, compared to $5.5 million in the same period in 2017, and $12.6 million for the nine months ended September 30, 2018 compared to $13.0 million in the same period of 2017.  Net loss per share was $0.01 and $0.08 for the three and nine month periods ended September 30, 2018, respectively, and $0.03 and $0.08 for the comparable periods in 2017, respectively.

At September 30, 2018, cash, cash equivalents and investments were $28.2 million compared to $31.6 million at December 31, 2017.

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Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review third quarter 2018 financial results via webcast and conference call today, November 6, 2018, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “For Investors” section of the Company’s website (www.antarespharma.com) under “Webcasts & Presentations”.  Alternatively, callers may participate in the audio portion of the conference call by dialing toll free 1-877-260-1479, or 1-334-323-0522.  Callers should reference the Antares Pharma conference call or conference identification code 7295082. Callers can access the slide presentation on the “For Investors” section of the Company’s website under “Webcasts & Presentations”.  A telephone replay of the conference call will be available from 11:30 a.m. ET on Tuesday, November 6, 2018, through 11:30 a.m. ET on Thursday, December 6, 2018. To access the replay, callers should dial 1-888-203-1112 or 1-719-457-0820 and enter passcode 7295082.

About Antares Pharma

Antares Pharma, Inc. is a specialty pharmaceutical company focused on the development and commercialization of self-administered parenteral pharmaceutical products using advanced drug delivery auto injector technology.  The Company has a portfolio of proprietary and partnered commercial products with several product candidates in advanced stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals, Inc. and Pfizer Inc. (Pfizer).  Antares Pharma’s proprietary products include XYOSTED™ (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: market acceptance, adequate reimbursement coverage and commercial success of XYOSTED™ and future revenue from the same; market acceptance, adequate reimbursement coverage and commercial success of Teva’s generic epinephrine auto-injector product and future revenue from the same; future market acceptance and revenue from AMAG’s Makena® subcutaneous auto injector; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP®; successful completion of the asset sale transaction with Ferring International Center, S.A.; the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development including projects with Teva and Pfizer; actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that

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may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Increase	September 30,		Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Revenue:
Product sales	$11,597	$13,328	(13%)	$33,641	$30,709	10%
Licensing and development revenue	2,554	1,504	70%	5,624	8,952	(37%)
Royalties	3,717	220	1590%	5,468	815	571%
Total revenue	17,868	15,052	19%	44,733	40,476	11%
Cost of Revenue	7,289	8,523	(14%)	21,435	20,359	5%
Gross profit	10,579	6,529	62%	23,298	20,117	16%
Research and development	3,611	3,289	10%	10,581	9,535	11%
Selling, general and administrative	8,327	8,186	2%	23,606	23,013	3%
Total operating expenses	11,938	11,475	4%	34,187	32,548	5%
Operating loss	(1,359)	(4,946)	(73%)	(10,889)	(12,431)	(12%)
Other expense	(577)	(507)	14%	(1,760)	(597)	195%
Net loss	$(1,936)	$(5,453)	(64%)	$(12,649)	$(13,028)	(3%)
Basic and diluted net loss per common share	$(0.01)	$(0.03)		$(0.08)	$(0.08)
Basic and diluted weighted average common shares outstanding	157,471	156,401		157,076	155,852

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	September 30,	December 31,
	2018	2017
Assets
Cash, cash equivalents and investments	$28,160	$31,555
Accounts receivable	15,483	11,878
Inventories	11,275	9,275
Equipment, molds, furniture and fixtures, net	15,325	16,158
Patent rights, net	998	1,401
Goodwill	1,095	1,095
Other assets	2,229	2,976
Total Assets	$74,565	$74,338

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$16,621	$12,939
Deferred gain	7,500	—
Deferred revenue	1,011	2,994
Long-term debt	25,059	24,858
Stockholders’ equity	24,374	33,547
Total Liabilities and Stockholders’ Equity	$74,565	$74,338

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